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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                      CONTACT: JOHN L. PUGH
                                                                  (770) 438-9595

                         DORSEY ENGAGES TURNAROUND FIRM

Dorsey Trailers, Inc. announces it has engaged The Recovery Group, a crisis management and turnaround-consulting firm, to assist in a restructuring of the Company.

Mr. John L. Pugh, Chief Executive Officer for Dorsey states, "The U.S. trucking has been in a precipitous decline this year. This decline has been driven by higher fuel costs, increasing interest rates, and driver shortages. These factors have affected the truck trailer industry resulting in a significant reduction in demand for new equipment. This downturn in the industry has had a dramatic affect on Dorsey's operating performance and has restrained the Company's liquidity position. This has led us to engage The Recovery Group. They are a highly regarded international firm with many years of experience and have worked with a large number of manufacturing companies who have faced the same kind of difficulties that we are now experiencing."

Mr. Pugh went on to say, "The Recovery Group is working with the management team in reviewing our current position. We are looking at all actions necessary to improve our current cash position and provide a roadmap for improving our operating performance. The Company does not foresee a significant increase in trailers purchased during the remainder of the year into the first quarter of 2001; therefore, all actions are being predicated on a continued soft demand for new product.

Dorsey Trailers, Inc. designs, manufacturers, and markets one of the broadest lines of high-quality, customized truck trailers through three plants located in Alabama, Georgia, and South Carolina.

Certain statements in this press release and statements by the Company in reports to its stockholders and public filings, as well as, oral public statements by Company representatives may be deemed to be forward-looking statements, as defined by the Private Securities Litigation Reform act of 1995. Any forward-looking statements included herein have been included based upon facts available to management as of the date of the statement. Any forward looking statement is, however, inherently subject to the uncertainty of future events, whether economic, competitive or otherwise, many of which are beyond the control of the Company, or which may involve determinations which may be made by management in the future. There can, therefore, be no assurances that the events or results described in such forward-looking statements will occur and actual events or results may vary materially from those included herein.


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Without limitation, the following are some of the factors which may affect whether the events or results described in such forward-looking statements will occur: increased competition, dependence on key management, continued availability of credit from vendors, continued advancement of funds from lender, reliance on certain customers, shortages of raw materials, component prices, labor shortages or work stoppage, dependence on current industry trends and demand for product, manufacturing interruption due to unfavorable natural events, unfavorable results of outstanding litigation, government regulations and new technologies or products. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to stockholders and periodic reports on Form 10-K and 10-Q.